EXHIBIT 21.1

SUBSIDIARIES OF HEALTHCARE BUSINESS RESOURCES INC.

HBR Business Development, LLC - incorporated in Delaware on January 21, 2020; and

HBR Pointclear, LLC - incorporated in Delaware on March 5, 2021.